CONSENT



We have issued our report dated March 6, 2000 accompanying the 1999 consolidated financial statements of Logio, Inc., formerly WordCruncher Internet Technologies, Inc. (a development stage company), contained in the Form S-4 Registration Statement and Proxy Statement/Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Proxy Statement/Prospectus.



/s/ GRANT THORNTON LLP


Salt Lake City, Utah
November 28, 2000